Exhibit 10.1

LIMITED NON-RECOURSE GUARANTY AGREEMENT

This LIMITED NON-RECOURSE GUARANTY AGREEMENT is made as of the 10th day of June, 2010, by Oxenuk Equity Fund Corp. (“Guarantor”) for the benefit of the holders (the “Holders’’) of the 10% Secured Convertible Notes due January 12. 2012 issued by American Retail Group, Inc. (the “Company”).

WITNESSETH:

Each of the Holders is entering into a Subscription Agreement (the “Subscription Agreement”) with the Company, pursuant to which the Holder is purchasing certain Notes. Unless otherwise defined herein defined terms shall have the respective meanings set forth in the Subscription Agreement.

NOW, THEREFORE, in order to induce the Holders to enter into the Subscription Agreement with the Company, the Guarantor agrees as follows:

1.           The Guarantor hereby unconditionally and irrevocably guarantees to each of the Holders pari passu the due and punctual payment in full of all obligations of the Company to each Holder under the Notes. The obligations and liabilities of the Company under the Notes are collectively referred to as the “Obligations.’’

2.           This Guaranty is irrevocable, continuing, indivisible and unconditional and shall remain in full force and effect regardless of, and shall not be discharged, terminated, impaired or modified in any manner by reason of (a) any amendment, modification, extension or renewal of the Notes; (b) the assertion or exercise by Holder, or the failure of any Holder to assert or exercise, against the Company any of the rights under or interest in the Notes or any other security instruments ; (c) the existence or continuance, or discontinuance, of the Company as a legal entity: (d) the bankruptcy, insolvency, receivership or reorganization of the Company, or the making by the Company of an assignment for the benefit of creditors; or (e) the acceptance, alteration, release or substitution by Holder of any security for the Obligations, whether provided by the Company, Guarantor or any other person. This Guaranty is and shall be a direct and primary obligation of the Guarantor, and may be enforced by any Holder without prior resort to the Company or the exhaustion of any rights or remedies that any Holder may have against the Company.

3.           Notwithstanding anything to the contrary herein, the Guarantor’s obligations under this Limited Guaranty Agreement are non-recourse to the Guarantor and are limited only to any net proceeds received by Holder in connection with any exercise by Holder of Holder’s rights under that certain Pledge and Escrow Agreement dated June 10, 2011 executed by Guarantor in favor of Holder.

4.           Guarantor hereby expressly waives the following: (a) acceptance and notice of acceptance of this Guaranty by Holder; (b) notice of extension of time of the payment, performance and compliance with, or the renewal or alteration of the terns and conditions of, any Obligations; (c) notice of any demand for payment, notice of default or nonpayment as to any Obligations; (d) all other notices to which the Guarantor might otherwise be entitled in connection with the Guaranty or the Obligations; and (e) trial by jury and the right thereto in any action or proceeding of any kind or nature, arising on, under or by reason of, or relating in any way to, this Guaranty or the Obligations.

5.           Guarantor has not and will not set up or claim any counterclaim, set-off or other objection of any kind to the suit, action or proceeding at law, in equity, or otherwise, to any demand or claim that may be instituted or made under and by virtue of this Guaranty. All remedies of Holder by reason of or under this Guaranty are separate and cumulative remedies, and it is agreed that no one of such remedies shall be deemed in exclusion of any other remedies available to Holder.

6.           Guarantor represents and warrants that the Guarantor has full power and authority to execute, deliver and perform this Guaranty, and that neither the execution, delivery nor performance of this Guaranty will violate any law or regulation, or any order or decree of any court or governmental authority, or will conflict with, or result in the breach of, or constitute a default under, any agreement or other instrument to which Guarantor is a party or by which Guarantor may be bound, or will result in the creation or imposition of any lien, claim or encumbrance upon any property of Guarantor.

7.           This Guaranty may not be changed or terminated orally. No modification or waiver of any provision of this Guaranty shall he effective unless such modification or waiver shall be in writing and signed by Holder, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No course of dealing between Guarantor and Holder in exercising any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

8.           This Guaranty shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to such jurisdiction’s principles of conflict of laws, except to the extent that the validity or the perfection of the security interest hereunder, or remedies hereunder, in respect of any particular collateral are governed by the laws of a jurisdiction other than the State of New York.

9.           This Guaranty shall be binding upon and insure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Guarantor has executed this Limited Non-Recourse Guaranty Agreement as of the 10th day of June, 2010.

OXENUK EQUITY FUND CORP.

By:	/s/ vassiill Oxenuk
vassiill Oxenuk